Exhibit 99.1

Herbalife Nutrition Reports Fourth Straight Quarter of Year-Over-Year Double-Digit Net Sales Growth

LOS ANGELES--(BUSINESS WIRE)--August 3, 2021--Herbalife Nutrition Ltd. (NYSE: HLF) today reported financial results for the second quarter ended June 30, 2021:

HIGHLIGHTS

  Second quarter 2021 net sales of $1.6 billion, a 15% increase compared to the second quarter 2020.
  Five of six geographic regions reported year-over-year net sales growth in the quarter with four of six regions exceeding 20% growth.
  Second quarter 2021 reported diluted EPS of $1.31 and adjusted1 diluted EPS of $1.522, compared to $0.82 and $0.972, respectively, for the second quarter 2020. Second quarter 2021 reported and adjusted earnings per share increased 60% and 57%, respectively, compared to the second quarter 2020.
  Reported net income for the quarter of $144.2 million increased 25% compared to the second quarter 2020.
  Second quarter 2021 adjusted1 EBITDA of $262.1 million represents the largest quarterly adjusted EBITDA result in Company history.
  Updating FY 2021 guidance, including net sales guidance range to 8.5% to 12.5% growth, and adjusted3 diluted EPS guidance range to $4.70 – $5.10.
  Initiating FY 2021 adjusted3 EBITDA guidance of $875 million - $935 million.

MANAGEMENT COMMENTARY

Herbalife Nutrition reported second quarter net sales of $1.6 billion, a 15% increase compared to the second quarter 2020. This was the largest quarterly net sales result in Company history and reflects the Company’s growth strategy and demand for Herbalife Nutrition products.

“We delivered double-digit net sales growth for the fourth straight quarter,” said John Agwunobi, Chairman and CEO of Herbalife Nutrition. “All three of our core product categories grew double-digits, which includes the Energy, Sports and Fitness category, which increased 45% compared to the prior year.”

The demand for the Company’s full line of nutrition products contributed to double-digit growth in over 50 of the Company’s markets. In addition to the 45% growth in the Energy, Sports and Fitness category, the Company’s targeted nutrition category, which includes vitamins and supplements, grew by 19%, while the Company‘s core weight management product category grew by 12% in the quarter.

Five of the Company’s six regions experienced net sales growth with four of the regions increasing by more than 20%. In North America, net sales increased 7% compared to the second quarter of 2020. The Asia Pacific region had another quarter of substantial growth, up 38% compared to the prior year, led by India which grew 93% this quarter compared to Q2 2020. This growth was a testament to the Company’s distributors as pandemic conditions continued to impact the Asia Pacific region.

Additionally, reported net income for the quarter of $144 million increased 25% compared to the second quarter 2020. The company reported year-to-date net income of $292 million.

“Our second quarter adjusted EBITDA of $262 million was a record for the second quarter in a row, resulting in over $500 million of adjusted EBITDA generated during the first half of the year,” said Alex Amezquita, Chief Financial Officer, Herbalife Nutrition.

The Company is also seeing a higher interest in the business from young adults. Approximately two-thirds of new distributors and preferred customers who joined Herbalife Nutrition during the second quarter were millennials or Gen-Z.

The Company’s revised full year 2021 guidance calls for net sales growth to be in a range of 8.5% to 12.5%, lowering the midpoint by 150 basis points compared to prior full year 2021 guidance. The Company also updated full year 2021 adjusted3 diluted EPS guidance to a range of $4.70 – $5.10, increasing the midpoint by $0.05 compared to prior full year 2021 guidance. Agwunobi added, “We are initiating full year 2021 guidance for adjusted EBITDA3 of $875 million - $935 million, which highlights the ongoing profitability and underpins the cash flow generation of our business.”

____________________

1 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable GAAP measure, and a discussion of why we believe these non-GAAP measures are useful.

2 Second quarter 2021 results were impacted by China grant income of approximately $0.5 million, or $0.00 per diluted share and expenses related to the China Growth and Impact Investment Program of approximately $5.2 million or $0.04 per diluted share. Second quarter 2020 results were impacted by China grant income of approximately $3.3 million, or $0.02 per diluted share and expenses related to the China Growth and Impact Investment Program of approximately $2.3 million or $0.01 per diluted share. Second quarter 2020 adjusted results have been updated in Schedule A to no longer exclude China grant income.

3 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See the “Outlook” discussion below and the related footnotes and Schedule A for additional information regarding adjusted diluted EPS and adjusted EBITDA guidance.

Second Quarter 2021 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 2Q’21 (mil)	Growth/Decline including FX vs. 2Q’20	Growth/Decline excluding FX vs. 2Q’20 (a)
North America	$411.3	6.6%	6.2%
Asia Pacific	$391.9	37.8%	32.8%
EMEA	$367.7	22.4%	14.8%
China	$175.8	(16.1%)	(23.5%)
Mexico	$118.8	23.2%	5.9%
South & Central America (b)	$86.8	23.3%	*
Worldwide Total	$1,552.3	15.2%	*
South & Central America excl. Venezuela (b)	$86.3	23.2%	24.2%
Worldwide Total excl Venezuela (b)	$1,551.8	15.2%	10.0%

(a) Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

(b) Venezuela has been generally impacted by significant price increases and erosion in foreign currency exchange rates. Venezuela represents less than 1% of the Company’s consolidated net sales. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for Venezuela is useful.

* Figure not meaningful due to significant foreign currency fluctuations in Venezuela and the price increases implemented as a result thereof that, when considered in isolation, have a disproportionately large impact on the Company’s South and Central American region and consolidated results. Amounts were 33.5% and 10.5% for South & Central America and Worldwide Total, respectively.

Regional Volume Point Metrics

	Volume Points
Region	2Q’21 (mil)	Yr/Yr % Chg
North America	505.6	2.7%
Asia Pacific	489.9	38.9%
EMEA	445.2	9.5%
China	106.6	(26.3%)
Mexico	214.7	0.6%
South & Central America	121.1	11.0%
Worldwide Total	1,883.1	9.5%

Outlook

Following is the Company’s third quarter and updated full year 2021 guidance based on current business trends:

	Three Months Ending		Twelve Months Ending
	September 30, 2021		December 31, 2021
	Low	High	Low	High
Volume Point Growth (Decline) vs 2020	(4.5%)	1.5%	4.5%	8.5%
Net Sales Growth (Decline) vs 2020 (a)	(1.0%)	5.0%	8.5%	12.5%
Adjusted Diluted EPS (a) (b) (c)	$1.05	$1.25	$4.70	$5.10
Adjusted EBITDA ($ millions) (a) (b) (c)	$205.0	$235.0	$875.0	$935.0
Cap Ex ($ millions)	-	-	$160.0	$200.0

Currency Fluctuation in Guidance

  Guidance is based on the average daily exchange rates for the first two weeks of July 2021.
  For the third quarter 2021, net sales guidance includes a projected currency tailwind of approximately 200bps, adjusted(a)(b)(c) diluted EPS guidance includes a projected currency tailwind of approximately $0.06 per diluted share, and adjusted(a)(b)(c) EBITDA guidance includes a projected currency tailwind of approximately $8 million, all versus the third quarter 2020.
  For the full year 2021, net sales guidance includes a projected currency tailwind of approximately 220bps, adjusted(a)(b)(c) diluted EPS guidance includes a projected currency tailwind of approximately $0.15 per diluted share, and adjusted(a)(b)(c) EBITDA guidance includes a projected currency tailwind of approximately $20 million, all versus the full year 2020.
  Currency adjusted net sales, adjusted(a)(b)(c) diluted EPS, and adjusted(a)(b)(c) EBITDA represent projections translated into US dollars at currency rates equal to the average rates used to translate 2020 third quarter and full year net sales and diluted EPS and adjusted for items such as hedging gains/losses and Venezuela to be directly comparable to 2020 values. See our Company’s Form 10-Q for the three months ended June 30, 2021 and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

Share Repurchase in Guidance

  With respect to guidance, the Company cannot accurately predict the impact to its share base from any future share repurchases. Accordingly, any impact thereof is excluded from the guidance table above.

(a) Excludes any future potential Venezuela currency devaluations and associated pricing and inflationary consequences.

(b) Excludes the following items that cannot be accurately predicted: any future potential ongoing tax effects from the exercise or vesting of equity awards that could impact the Company's tax rate due to the stock compensation accounting standard, benefits from future potential China grant income, any future potential dilution from the Company’s convertible notes due in 2024, as well as any future impact of the China Growth and Impact Investment Program.

(c) Adjusted diluted EPS and adjusted EBITDA guidance are non-GAAP measures and exclude potential charges or gains that may be recorded during the applicable period, such as, among other things, loss contingencies, gain/loss on debt extinguishments and refinancing, tax charges relating to tax law changes, net expenses related to the COVID-19 pandemic, and other unanticipated charges and event. The Company does not provide reconciliations of forward-looking non-GAAP Adjusted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure because the impact and timing of these potential charges and gains cannot be determined without unreasonable efforts due to their inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of the reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Earnings Conference Call

Herbalife Nutrition senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, August 3rd, 2021, at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (833) 962-1459, and (956) 394-3596 for international callers (conference ID: 6962339). Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://ir.Herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID: 6962339). The webcast of the teleconference will be archived and available on Herbalife Nutrition's website.

About Herbalife Nutrition Ltd.

Herbalife Nutrition (NYSE: HLF) is a global company that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers high-quality, science-backed products, sold in over 90 countries by entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle. Through the Company's global campaign to eradicate hunger, Herbalife Nutrition is also committed to bringing nutrition and education to communities around the world.

For more information, please visit IAmHerbalifeNutrition.com.

Herbalife Nutrition also encourages investors to visit its investor relations website at ir.herbalife.com as financial and other information is updated and new information is posted.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Additionally, many of these risks and uncertainties are, and may continue to be, amplified by the COVID-19 pandemic. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

  the potential impacts of the COVID-19 pandemic on us; our Members, customers, and supply chain; and the world economy;
  our ability to attract and retain Members;
  our relationship with, and our ability to influence the actions of, our Members;
  our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;
  adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands;
  the competitive nature of our business and industry;
  legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;
  the Consent Order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and in China;
  our dependence on increased penetration of existing markets;
  any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, cybersecurity incidents, pandemics and/or other acts by third parties;
  noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;
  contractual limitations on our ability to expand or change our direct-selling business model;
  our reliance on our information technology infrastructure and manufacturing facilities and those of our outside manufacturers;
  the sufficiency of our trademarks and other intellectual property;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team;
  restrictions imposed by covenants in the agreements governing our indebtedness;
  risks related to our convertible notes;
  changes in, and uncertainties relating to, the application of transfer pricing, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;
  our incorporation under the laws of the Cayman Islands; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(unaudited)
North America	$411.3	$386.0	$771.8	$663.7
EMEA	367.7	300.3	721.9	559.0
Asia Pacific	391.9	284.3	795.3	614.0
Mexico	118.8	96.4	237.0	211.3
China	175.8	209.5	345.1	399.4
South and Central America	86.8	70.4	182.8	161.9
Worldwide Net Sales	1,552.3	1,346.9	3,053.9	2,609.3
Cost of Sales	323.2	272.8	637.5	518.5
Gross Profit	1,229.1	1,074.1	2,416.4	2,090.8
Royalty Overrides	485.8	406.9	959.8	788.1
Selling, General, and Administrative Expenses	505.9	480.8	1,012.6	1,029.8
Other Operating Income (1)	(0.5)	(3.3)	(16.4)	(12.4)
Operating Income	237.9	189.7	460.4	285.3
Interest Expense, net	36.8	28.8	74.3	53.8
Other Expense, net (2)	24.6	-	24.6	-
Income Before Income Taxes	176.5	160.9	361.5	231.5
Income Taxes	32.3	45.8	69.9	70.8
Net Income	$144.2	$115.1	$291.6	$160.7

Weighted-Average Shares Outstanding:
Basic	108.0	137.9	108.2	137.9
Diluted	110.2	140.1	110.7	140.1

Earnings Per Share:
Basic	$1.33	$0.84	$2.70	$1.17
Diluted	$1.31	$0.82	$2.63	$1.15

(1) Other Operating Income for the three and six months ended June 30, 2021 and June 30, 2020 relates to certain China government grant income.
(2) Other Expense, net for the three and six months ended June 30, 2021 relates to loss on the extinguishment of the 2026 Notes.

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	Jun 30,	Dec 31,
	2021	2020

ASSETS
Current Assets:
Cash and cash equivalents	$837.5	$1,045.4
Receivables, net	107.4	83.3
Inventories	538.3	501.4
Prepaid expenses and other current assets	169.0	145.7
Total Current Assets	1,652.2	1,775.8

Property, plant and equipment, net	399.3	390.2
Operating lease right-of-use assets	228.4	222.8
Marketing-related intangibles and other intangible assets, net	313.0	313.3
Goodwill	99.0	100.5
Other assets	274.8	273.5
Total Assets	$2,966.7	$3,076.1

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$105.4	$88.7
Royalty overrides	346.4	358.2
Current portion of long-term debt	26.4	22.9
Other current liabilities	610.0	657.5
Total Current Liabilities	1,088.2	1,127.3

Non-current liabilities:
Long-term debt, net of current portion	2,752.8	2,405.5
Non-current operating lease liabilities	210.1	206.7
Other non-current liabilities	206.8	192.7
Total Liabilities	4,257.9	3,932.2

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	306.1	342.3
Accumulated other comprehensive loss	(192.3)	(182.2)
Accumulated deficit	(1,076.2)	(687.4)
Treasury stock	(328.9)	(328.9)
Total Shareholders' Deficit	(1,291.2)	(856.1)

Total Liabilities and Shareholders' Deficit	$2,966.7	$3,076.1

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	Six Months Ended
	6/30/2021	6/30/2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$291.6	$160.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53.5	49.9
Share-based compensation expenses	27.9	22.5
Non-cash interest expense	14.4	12.8
Deferred income taxes	7.3	9.7
Inventory write-downs	13.2	8.1
Foreign exchange transaction loss	9.4	7.1
Loss on extinguishment of debt	24.6	-
Other	(0.2)	1.2
Changes in operating assets and liabilities:
Receivables	(25.5)	(33.7)
Inventories	(57.0)	(19.4)
Prepaid expenses and other current assets	(29.6)	(18.4)
Accounts payable	16.8	9.5
Royalty overrides	(7.0)	29.5
Other current liabilities	(53.8)	140.3
Other	1.3	5.2
NET CASH PROVIDED BY OPERATING ACTIVITIES	286.9	385.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(68.4)	(49.6)
Other	-	0.2
NET CASH USED IN INVESTING ACTIVITIES	(68.4)	(49.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from senior secured credit facility, net of discount	345.0	30.2
Principal payments on senior secured credit facility and other debt	(205.5)	(10.6)
Proceeds from senior notes	600.0	600.0
Repayment of senior notes	(420.7)	-
Debt issuance cost	(7.4)	(6.8)
Share repurchases	(733.2)	(26.0)
Other	2.0	1.6
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(419.8)	588.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(6.4)	(23.4)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(207.7)	900.6
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,054.0	847.5
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$846.3	$1,748.1

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, except per Share Data)

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA

In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS and adjusted EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS and adjusted EBITDA exclude the impact of certain unusual or non-recurring items such as non-cash interest expense and amortization associated with the Company’s convertible notes, expenses related to regulatory inquiries and legal accruals, debt issuance costs and losses on extinguishment of debt, as further detailed in the reconciliations below. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. The Company’s definition and calculation as set forth in the tables below of adjusted net income, adjusted diluted earnings per share and adjusted EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP. The Company does not provide reconciliations of forward-looking non-GAAP adjusted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of the potential charges and gains cannot be determined without unreasonable efforts due to the inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of a reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

In addition, China grant income is no longer excluded from the Company’s adjusted results and prior period information has been updated to reflect the current period presentation.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a U.S. GAAP financial measure. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency measures should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

In addition, the impact of foreign currency fluctuations in Venezuela and the price increases the Company implements as a result of the highly inflationary economy in that market can each, when considered in isolation, have a disproportionately large impact to the Company’s consolidated results despite the offsetting nature of these drivers and that net sales in Venezuela, which represent less than 1% of the Company’s consolidated net sales, are not material to our consolidated results. Therefore, in certain instances, the Company believes it is helpful to provide additional information with respect to these factors as reported and excluding the impact of Venezuela to illustrate the disproportionate nature of Venezuela’s individual pricing and foreign exchange impact to the Company’s consolidated results. However, excluding the impact of Venezuela from these measures is not in accordance with U.S. GAAP and should not be considered in isolation or as an alternative to the presentation and discussion thereof calculated in accordance with U.S. GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(in millions)

Net income, as reported	$144.2	$115.1	$291.6	$160.7
Expenses related to regulatory inquiries and legal accruals (1) (2) (3)	-	0.8	-	85.3
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (4)	5.9	5.5	11.6	10.7
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (5)	-	-	1.1	0.5
Net expenses related to COVID-19 pandemic (1) (2)	4.5	6.1	9.3	11.9
Loss on extinguishment of debt (1) (2) (6)	24.6	-	24.6	-
Non-income tax items, net (1) (2) (7)	(7.4)	-	(7.4)	-
Income tax adjustments for above items (1) (2)	(4.3)	8.2	(5.5)	(10.2)
Net income, as adjusted	$167.5	$135.7	$325.3	$258.9

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(per share)

Diluted earnings per share, as reported	$1.31	$0.82	$2.63	$1.15
Expenses related to regulatory inquiries and legal accruals (1) (2) (3)	-	0.01	-	0.61
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (4)	0.05	0.04	0.10	0.08
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (5)	-	-	0.01	-
Net expenses related to COVID-19 pandemic (1) (2)	0.04	0.04	0.08	0.08
Loss on extinguishment of debt (1) (2) (6)	0.22	-	0.22	-
Non-income tax items, net (1) (2) (7)	(0.07)	-	(0.07)	-
Income tax adjustments for above items (1) (2)	(0.04)	0.06	(0.05)	(0.07)
Adjusted diluted earnings per adjusted share (8)	$1.52	$0.97	$2.94	$1.85

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to EBITDA and adjusted EBITDA:

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(in millions)

Net income, as reported	$144.2	$115.1	$291.6	$160.7
Interest Expense, net	36.8	28.8	74.3	53.8
Income Taxes	32.3	45.8	69.9	70.8
Depreciation and amortization	27.1	25.7	53.5	$49.9
EBITDA	$240.4	$215.4	$489.3	$335.2
Expenses related to regulatory inquiries and legal accruals (1) (2) (3)	-	0.8	-	85.3
Net expenses related to COVID-19 pandemic (1) (2)	4.5	6.1	9.3	11.9
Loss on extinguishment of debt (1) (2) (6)	24.6	-	24.6	-
Non-income tax items, net (1) (2) (7)	(7.4)	-	(7.4)	-
EBITDA, as adjusted	$262.1	$222.3	$515.8	$432.4

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the Company's full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the Company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods. Additionally, adjustments to items unrelated to these non-GAAP adjustments may have an effect on the income tax impact of these non-GAAP adjustments in subsequent periods. The Company plans to update the income tax impact of these items in subsequent interim reporting periods.

(2) Excludes tax (benefit)/expense as follows:
	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(in millions)

Expenses related to regulatory inquiries and legal accruals	$-	$8.1	$-	$(9.0)
Non-cash interest expense and amortization of non-cash issuance costs	0.1	0.5	0.2	0.6
Debt issuance costs related to the senior secured credit facility amendment	-	-	(0.2)	(0.1)
Net expenses related to COVID-19 pandemic	(0.8)	(0.4)	(1.9)	(1.7)
Loss on extinguishment of debt	(5.3)	-	(5.3)	-
Non-income tax items, net	1.7	-	1.7	-
Total income tax adjustments	$(4.3)	$8.2	$(5.5)	$(10.2)

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
	(per share)

Expenses related to regulatory inquiries and legal accruals	$-	$0.06	$-	$(0.06)
Non-cash interest expense and amortization of non-cash issuance costs	-	-	-	-
Debt issuance costs related to the senior secured credit facility amendment	-	-	-	-
Net expenses related to COVID-19 pandemic	(0.01)	-	(0.02)	(0.01)
Loss on extinguishment of debt	(0.05)	-	(0.05)	-
Non-income tax items, net	0.02	-	0.02	-
Total income tax adjustments	$(0.04)	$0.06	$(0.05)	$(0.07)

(3) Includes legal accrual recorded during the six months ended June 30, 2020 of $83.0 million relating to the SEC and DOJ investigations on the FCPA matter in China as described in the Company's Form 10-Q for the three months ended June 30, 2021.

(4) Relates to non-cash expense on the Company's 2.625% convertible senior notes due 2024.

(5) The 2021 amount relates to costs incurred in the amendment of the senior secured credit facility, which, among other things, reduced the interest rate for borrowings under the Term Loan B. The 2020 amount relates to costs incurred in the amendment of the senior secured credit facility which, among other things, extended the maturity, increased borrowings and reduced interest rate of both Term Loan A and 2018 Revolving Credit Facility. There is no per share amount for 2020 due to rounding.

(6) Relates to the loss on the extinguishment of the senior notes due 2026.
(7) Relates to certain non-income tax assessments, recoveries and credits.
(8) Amounts may not total due to rounding.

Contacts

Media Contact:
Jennifer Butler
VP, Media Relations
213.745.0420

Investor Contact:
Eric Monroe
Senior Director, Investor Relations
213.745.0449